Filed pursuant to Rule 433
Registration Statement No. 333-123150
September 7, 2006

Issuer	Enterprise Products Partners L.P. (NYSE: EPD)

Offering Size	11,000,000 Common Units Representing Limited Partner Interests (plus 30-day over-allotment option for up to 1,650,000 common units)

Offering Price	$25.80 per unit

Stabilizing Transactions	Prior to purchasing the common units being offered pursuant to the prospectus supplement, between September 6, 2006 and September 7, 2006, one of the underwriters purchased, on behalf of the syndicate, 254,300 common units at an average price of $25.8071 per unit in stabilizing transactions.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146 (Citigroup) or 1-888-827-7275 (or 1-212-713-2626), Attention Syndicate Department (UBS Investment Bank).